EXHIBIT 12

Kirkpatrick & Lockhart LLP                      1800 Massachusetts Avenue, NW
                                                Washington, DC 20036-1800
                                                202.778.9000
                                                www.kl.com


THEODORE L. PRESS
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                   May 4, 2001

SAFECO Tax-Exempt Bond Trust
4333 Brooklyn Ave. N.E.
Seattle, WA 98105


         Re:      Reorganization to Combine Two Series of a
                  Delaware Business Trust
                  -----------------------

Ladies and Gentleman:

         SAFECO Tax-Exempt Bond Trust, a Delaware business trust ("Trust"), on behalf of SAFECO Insured Municipal Bond Fund ("Target") and SAFECO Municipal Bond Fund ("Acquiring Fund"), each a segregated portfolio of assets ("series") thereof (individually a "Fund" and collectively "Funds"), has requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization and Termination adopted by Trust as of February 8, 2001 ("Plan"). Specifically, Trust has requested our opinion --

                  (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting No-Load Class shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record as of the "Effective Time" (I.E., 8:00 a.m. Eastern Time on the Closing Date (as herein defined)) ("Shareholders") constructively in exchange for the Shareholders' shares of beneficial interest in Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C),<SUPERSCRIPT>(1)</SUPERSCRIPT> and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

-----------------

(1) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("Regulations").




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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 2

                  (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

                  (3)  regarding   the  basis  and  holding   period  after  the
         Reorganization of the transferred assets and Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated March 26, 2001, that was furnished in connection with the solicitation of proxies by Trust's board of trustees ("Board") for use at a special meeting of Target's shareholders held on April 17, 2001 ("Proxy Statement"), (3) each Fund's currently effective prospectuses and statement of additional information, and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in Section 5.7 thereof) (collectively, "Representations").

                                      FACTS

         Trust is a business trust organized under the Delaware Business Trust Act (Del. Code Ann. title 12, section 3801 ET SEQ. (1977)) ("Delaware Act"), and each Fund is a separately offered series thereof. Before January 1, 1997, Trust "claimed" classification as an association taxable as a corporation and has ever elected otherwise. Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

         The Target Shares consist of a single class of shares, designated No-Load Class shares. Acquiring Fund's shares are divided into multiple classes, including No-Load Class shares. Only Acquiring Fund Shares (i.e., its No-Load Class shares), which are substantially similar to Target Shares, are involved in the Reorganization.

         The consummation of the transactions comprising the Reorganization will take place on or about the date hereof ("Closing Date").

         The Funds' investment objectives are substantially the same, and they have similar goals and strategies. Although Acquiring Fund's investment mandate is broader than Target's, the Funds' investment objectives and policies are sufficiently compatible to enable Acquiring Fund to maintain its investment policies without any material changes after the Reorganization. Moreover, each Fund's investment adviser, SAFECO Asset Management Company ("SAM"), believes that substantially all of Target's assets will be consistent with Acquiring Fund's investment policies and therefore Acquiring Fund will continue to hold those assets after the Reorganization.


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 3


         For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board adopted the Plan, subject to approval of Target's shareholders. In doing so, the Board -- including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of Trust or SAM -- determined that (1) the Reorganization is in Target's shareholders' best interests, (2) the terms of the Reorganization are fair and reasonable, and
(3) the interests of Target's shareholders will not be diluted as a result of the Reorganization.

         The Plan, which specifies that it is intended to be, and is adopted by Trust as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) The acquisition by Acquiring Fund of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property, owned by Target at the close of the customary trading session of the New York Stock Exchange, or such other time as Trust may determine, on the business day immediately preceding the Closing Date, or such other date Trust may determine ("Valuation Time") (collectively "Assets"), in exchange solely for the following:

                           (a) the number of full and fractional (rounded to the
                  third decimal place) Acquiring Fund Shares determined by dividing the total value of the Assets less the amount of the Liabilities (as defined below) as of the Valuation Time (computed pursuant to Section 2.2(b) of the Plan) by the net asset value per Acquiring Fund Share (computed pursuant to Section 2.2(a) of the Plan), and

                           (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

                  (2) The constructive distribution of such Acquiring Fund Shares to the Shareholders, by issuing to each Shareholder the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder (whereupon

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 4


         all issued and outstanding Target Shares will be canceled on Trust's books),<SUPERSCRIPT>(2)</SUPERSCRIPT> and

                  (3)  The   termination   of  Target  as  soon  as   reasonably
         practicable  (but in all events  within six  months)  after the Closing
         Date.


                                 REPRESENTATIONS

         Trust     has     represented     and     warranted     to     us    as
follows:<SUPERSCRIPT>(3)<SUPERSCRIPT>

                  (1) Trust is duly organized, validly existing, and in good standing under the Delaware Act, with all requisite trust power and authority to adopt the Plan and perform its obligations thereunder;

                  (2) Each Fund is a "fund" as defined in section 851(g)(2); each Fund has elected to be a regulated investment company under Subchapter M of the Code ("RIC") and has qualified for treatment as such for each taxable year since inception that has ended prior to the Closing Date; each Fund will continue to satisfy the requirements to maintain such qualification (a) for the period beginning on the first day of its current taxable year and ending on the Closing Date (in the case of Target) or (b) for its current taxable year (in the case of Acquiring Fund); Target will invest the Assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (3) On or immediately before the Closing Date, Trust will declare and pay to Target's shareholders a dividend or dividends that, together with all previous such dividends, will have the effect of

---------------
(2) The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

(3) All of the following Representations actually are set forth in the Plan as conditions to the obligations of one or the other Fund or both Funds. Paragraph
5.7 of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions "and treat them as representations by [Trust] to" us.

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 5


         distributing (a) all of Target's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended December 21, 2000, and for the short taxable year beginning on January 1, 2001, and ending on the Closing Date and
         (b) all of Target's net capital gain recognized in such taxable years (after reduction for any capital loss carryover);

                  (4) The Liabilities were incurred by Target in the ordinary course of business;

                  (5) From the date it commenced operations and ending on the Closing Date, Target will have conducted its "historic business"
         (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner. In anticipation of the Reorganization, Target will not dispose of assets that, in the aggregate, will result in less than 50% of its "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) being transferred to Acquiring Fund;

                  (6) During the five-year  period ending at the Effective Time,
         (a) neither Target nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Target will have acquired any Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to any Target Shares (other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

                  (7) Trust's management is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (a) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or (b) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person "related" (within such meaning) to Acquiring Fund;

                  (8) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

                  (9) Neither Fund is under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 6


                  (10) Not more than 25% of the value of the total Assets (excluding cash, cash equivalents, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such Assets is invested in the stock and securities of five or fewer issuers;

                  (11) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder; none of the Acquiring Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (12) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

                  (13) Trust has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of Acquiring Fund's business as a series of an open-end investment company; nor does Trust, or any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Acquiring Fund, have any plan or intention to redeem or otherwise reacquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business;

                  (14) Following the Reorganization, Acquiring Fund will continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) and use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in a business;

                  (15) Acquiring Fund has no plan or intention to sell or otherwise dispose of any Assets, other than in the ordinary course of its business and to the extent necessary to maintain its status as a RIC;

                  (16) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 7


                  (17) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

                  (18) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any shares of Target;

                  (19) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Acquiring Fund will have acquired any Target Shares with consideration other than Acquiring Fund Shares;

                  (20) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization. For these purposes, any assets Target uses to pay the expenses it incurs in connection with the Plan and the Reorganization and to effect all shareholder redemptions and distributions immediately before the Reorganization -- except (a) redemptions in the ordinary course of business required by Section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 -- will be included as assets Target held immediately before the Reorganization;

                  (21) The fair market value of the Acquiring Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

                  (22) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

                  (23) The fair market value of the Assets on a going concern basis will equal or exceed the sum of the Liabilities to be assumed by Acquiring Fund plus the Liabilities to which the Assets are subject;

                  (24) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund;


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 8


                  (25) Each Fund will bear the expenses incurred by it or on its behalf in connection with the Plan and the Reorganization and other transactions contemplated thereby; and

                  (26) The aggregate value of the acquisitions, redemptions, and distributions limited by representations numbered (6), (13), and (19) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.


                                     OPINION

         Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares pro RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities<SUPERSCRIPT>(4)</SUPERSCRIPT> or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                  (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

                  (4) Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;


-----------------

(4) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 9


                  (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

                  (6) A Shareholder's aggregate basis in the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the aggregate basis in its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                    ANALYSIS

I. THE REORGANIZATION WILL QUALIFY AS A C REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         A.       EACH FUND IS A SEPARATE CORPORATION.

         A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series thereof.

         Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 10


as      a      business       entity      under       [Treas.       Reg.]Section
301.7701-2."<SUPERSCRIPT>(5)</SUPERSCRIPT>  Furthermore, pursuant to Treas. Reg.
Section 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

         Based on these criteria, Trust does not qualify as a trust for federal tax purposes.<SUPERSCRIPT>(6)</SUPERSCRIPT> Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under Trust's Agreement and Declaration of Trust, as amended, to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series of Trust (including each Fund) is a managed portfolio of securities, and SAM has the authority to buy and sell securities for it. Accordingly, we believe that Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

         Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. Section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section of the Regulations (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. Section 301.7701-3(a).


----------------

(5) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. Sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] Section 301.7701-4 or otherwise subject to special treatment under the . . . Code." Trust is not subject to any such special treatment.

(6) Because each Fund is considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.



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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 11


         An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. Section 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (SEE HECHT V. MALLEY, 265 U.S. 144
(1924)), which for these purposes is very similar to a Delaware business trust -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date Trust has not elected not to be so classified. Accordingly, we believe that Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.

         Trust as such, however, is not participating in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust).
Accordingly, we believe that each Fund is a separate corporation, and their shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B.       TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S PROPERTIES.

         For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

         C.       QUALIFYING CONSIDERATION.

         The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 12


Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

         D.       DISTRIBUTION BY TARGET.

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

         E.       REQUIREMENTS OF CONTINUITY.

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest").

                  1.       CONTINUITY OF BUSINESS ENTERPRISE.

         To satisfy the continuity of business enterprise requirement of Treas. Reg. Section 1.368-1(d)(1), IC must either (i) continue the "historic business" of the target corporation ("T") ("business continuity") or (ii) use a significant portion of T's "historic business assets" in a business ("asset continuity").

         While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an investment company (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 13


         The Funds' investment objectives are substantially the same, and they have similar goals and strategies. Although Acquiring Fund's investment mandate is broader than Target's, the Funds' investment objectives and policies are sufficiently compatible to enable Acquiring Fund to maintain its investment policies without any material changes after the Reorganization. In addition, after the Reorganization Acquiring Fund will continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)). Accordingly, there will be business continuity.

         Acquiring Fund not only will continue Target's historic business, but it also will use in that business a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)). Indeed, SAM believes that substantially all of Target's assets will be consistent with Acquiring Fund's investment policies and therefore Acquiring Fund will continue to hold those assets after the Reorganization. Accordingly, there will be asset continuity as well.

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2.       CONTINUITY OF INTEREST.

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing  corporation  . . . ." That  section of the  Regulations  goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.<SUPERSCRIPT>(7)</SUPERSCRIPT> Although shares of both the target and acquiring corporations held by the target

-----------------

(7) Rev.  Proc.  77-37,  SUPRA;  BUT SEE  Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a


                                                        (continued on next page)

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 14

corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr.
Rul. 199941046 (July 16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).<SUPERSCRIPT>(8)</SUPERSCRIPT>

         During the five-year period ending at the Effective Time, (a) neither Target nor any person related<SUPERSCRIPT>(9)</SUPERSCRIPT> to Target will have acquired any Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to any Target Shares (other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice), either directly or

--------------------------------------------------------------------------------

transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

(8) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. Section 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(9) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. Section 1.368-1(e)(3).

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 15

through any transaction, agreement, or arrangement with any other person, except for dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Trust, or any person related to Acquiring Fund, have any plan or intention to redeem or otherwise reacquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending at the Effective Time, neither Acquiring Fund nor any person related to Acquiring Fund will have acquired any Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

         There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related to Acquiring Fund. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as an open-end series and not from the C Reorganization as such.

         Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

         F. BUSINESS PURPOSE.

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 16


Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         G.       SATISFACTION OF SECTION 368(A)(2)(F).

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year; in addition, each Fund also will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

         H.       EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. Section 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      TARGET WILL RECOGNIZE NO GAIN OR LOSS.

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in

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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 17


another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a)  provides in pertinent part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.<SUPERSCRIPT>(10)</SUPERSCRIPT>


III.     ACQUIRING FUND WILL RECOGNIZE NO GAIN OR LOSS.

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


-----------------
(10)   See footnote 4.


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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 18


IV. ACQUIRING FUND'S BASIS IN THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE TARGET'S HOLDING PERIOD.

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.       A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Trust's books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we
believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.



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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 19


VI. A SHAREHOLDER'S BASIS IN ACQUIRING FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS TARGET SHARES.

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder ( a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis in its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares constructively surrendered in exchange therefor, provided the Shareholder held them as capital assets at the Effective Time.



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SAFECO Tax-Exempt Bond Trust
May 4, 2001
Page 20


                                     Very truly yours,

                                     KIRKPATRICK & LOCKHART LLP



                                     By: /s/ Kirkpatrick & Lockhart LLP
                                         ---------------------------------------
                                             Kirkpatrick & Lockhart LLP